American Balanced Fund One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Phone (415) 421-9360 Fax (415) 393-7140

June 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$321,470
Class B	$8,853
Class C	$25,642
Class F1	$12,227
Class F2	$3,449
Total	$371,641
Class 529-A	$18,255
Class 529-B	$880
Class 529-C	$3,712
Class 529-E	$871
Class 529-F1	$727
Class R-1	$809
Class R-2	$7,083
Class R-3	$20,689
Class R-4	$23,960
Class R-5	$18,905
Class R-6	$19,585
Total	$115,476

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1900
Class B	$0.1128
Class C	$0.1139
Class F1	$0.1914
Class F2	$0.2123
Class 529-A	$0.1826
Class 529-B	$0.1023
Class 529-C	$0.1089
Class 529-E	$0.1583
Class 529-F1	$0.2037
Class R-1	$0.1178
Class R-2	$0.1205
Class R-3	$0.1600
Class R-4	$0.1900
Class R-5	$0.2178
Class R-6	$0.2225

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,698,359
Class B	72,471
Class C	222,250
Class F1	67,158
Class F2	16,820
Total	2,077,058
Class 529-A	101,920
Class 529-B	8,231
Class 529-C	34,625
Class 529-E	5,583
Class 529-F1	3,676
Class R-1	6,836
Class R-2	58,698
Class R-3	129,458
Class R-4	128,597
Class R-5	89,830
Class R-6	91,810
Total	659,264

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.41
Class B	$19.36
Class C	$19.33
Class F1	$19.41
Class F2	$19.41
Class 529-A	$19.39
Class 529-B	$19.40
Class 529-C	$19.38
Class 529-E	$19.38
Class 529-F1	$19.38
Class R-1	$19.31
Class R-2	$19.32
Class R-3	$19.34
Class R-4	$19.39
Class R-5	$19.42
Class R-6	$19.41